UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2025

Bannix Acquisition Corp.

 (Exact Name of Registrant as Specified in its Charter)

Delaware	1-40790	86-1626016
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave., Suite 210 # 301 Wilmington, DE.	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 305-4790

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BNIX	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BNIXW	The Nasdaq Stock Market LLC
One Right to receive 1/10th of one share of Common Stock	BNIXR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.07 Submission of Matters to a Vote of Security Holders.

Shareholder Meeting

On May 22, 2025, Bannix Acquisition Corp. (“Bannix” or the “Company”) held a special meeting of stockholders (the “Special Meeting”) to vote on the proposals described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 9, 2025 (the “Proxy Statement”). At the Special Meeting, a total of 2,527,846 (or 96.35%) of the Company’s issued and outstanding shares of common stock held of record as of May 7, 2025, the record date for the Special Meeting, were present either in person or by proxy, which constituted a quorum. At the Special Meeting, all proposals presented to the stockholders were approved. The proposals related to the proposed business combination as set forth in that certain Merger Agreement and Plan of Reorganization, dated September 6, 2024, by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave, BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave, and VisionWave Technologies, Inc., a Nevada corporation (“Target”) and the shareholders of Target (as it may be amended and/or restated from time to time, the “Merger Agreement”) as detailed in the Proxy Statement, and other related matters.

The final voting results for each proposal are as follows:

1.	Business Combination Proposal: To approve the Merger Agreement.

Votes For	Votes Against	Abstentions
2,527,846	0	0

2.	The Stock Issuance Proposal - to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (x) up to 11,000,000 shares of VisionWave Common Stock pursuant to the terms of the Merger Agreement, and (y) additional shares of VisionWave Common Stock pursuant to subscription agreements we may enter into prior to the Closing.

Votes For	Votes Against	Abstentions
2,527,846	0	0

3.	The Incentive Plan Proposal - to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the 2024 Incentive Equity Plan.

Votes For	Votes Against	Abstentions
2,527,846	0	0

4.	The Director Election Proposal -To elect the below eight directors to serve on the board of directors of VisionWave, until the 2026 annual meeting of stockholders and, in each case, until their respective successors are duly elected and qualified.

Director	For	Withhold
Douglas Davis	2,527,846	0
Eric T. Shuss	2,527,846	0
Erik Klinger	2,527,846	0
Noam Kenig	2,527,846	0
Yossi Attia	2,527,846	0
Chuck Hansen	2,527,846	0
Haggai Ravid	2,527,846	0

5.	Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies.

Votes For	Votes Against	Abstentions
2,527,846	0	0

While the stockholders have approved all proposals, the closing of the Merger remains subject to the approval of the listing of the combined company’s securities by The Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq has not yet approved the listing, and there can be no assurance that such approval will be obtained. The closing of the Merger is contingent upon receiving Nasdaq’s approval, along with the satisfaction or waiver of other customary closing conditions outlined in the Proxy Statement.

Resignations

On May 22, 2025, following the conclusion of the Special Meeting, the following individuals, who are directors of VisionWave Holdings Inc. (a wholly-owned subsidiary of the Company formed as part of the deSPAC transaction), tendered their resignations from the Board of Directors, effective immediately:

●	Erik Klinger, resigning from his position as Director but continuing in his role as Chief Financial Officer (CFO) of VisionWave Holdings Inc.
●	Danny Rittman, resigning from his position as Director but continuing in his role as Chief Technology Officer (CTO) of VisionWave Holdings Inc.
●	Yossi Attia, resigning from his position as Director but continuing in his role as Chief Operating Officer (COO) of VisionWave Holdings Inc.

These resignations were made to ensure compliance with Nasdaq listing requirements, which mandate a majority of independent directors on the board of a publicly listed company. Following these resignations, the board of VisionWave will consist of five members, with a majority being independent directors, thereby meeting Nasdaq’s governance standards.

The resignations do not result from any disagreement with VisionWave regarding operations, policies, or practices. The executives will continue to serve in their respective management roles within the company.

Item 8.01. Other Events.

In connection with the vote at the Special Meeting, stockholders holding a total of 83,313 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account. As a result, approximately $963,931 (approximately $11.57 per share) will be removed from the Company’s trust account to pay such holders. Following redemptions, the Company will have 2,540,353 shares outstanding prior to the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2025

BANNIX ACQUISITION CORP.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	Chief Executive Officer